AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between Profit Investment Management and Calvert Investment Management, Inc.

WHEREAS, Profit Investment Management (formerly Investor Resources Group) as the investment sub-advisor to the Calvert Balanced Portfolio (the “Portfolio”) and Calvert Asset Management Company, Inc. as the investment adviser to the Portfolio, a series of the Calvert Social Investment Fund, entered into an investment subadvisory agreement on November 1, 2002 (the “Agreement”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreement is to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

Profit Investment Management

By: __________________________________

Name: _______________________________

Title: ________________________________

Calvert Investment Management, Inc.

By: __________________________________

Name: William M. Tartikoff

Title: Senior Vice President and Secretary